Exhibit 5.1

Ocean Capital Acquisition Corporation Ritter House, Wickhams Cay II Road Town Tortola VG1110 British Virgin Islands	D +852 3656 6054 E nathan.powell@ogier.com
D +852 3656 6073 E rachel.huang@ogier.com

Reference: NMP/RYH/502138.00002

12 May 2026

Dear Sirs

Ocean Capital Acquisition Corporation (Company no: 2073312) (the Company)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), on Form S-1, such registration statement including all amendments or supplements to such form filed with the Commission (the Registration Statement), related to the offering and sale (the Offering) of:

(a)	10,000,000 units (each a Unit and together the Units), with each Unit consisting of: (i) one ordinary share of a par value of US$0.0001 each in the Company (each a Share and together the Shares); (ii) one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Ordinary Share (the Warrants); and (iii) one right to receive one Share upon consummation of the Company’s initial business combination (the Rights);

(b)	up to an additional 1,500,000 Units (together with the Units, the Public Units) which the representative of the underwriters, Alliance Global Partners (the Representative) will have a 45-day option to purchase from the Company to cover over-allotments (the Over-Allotment Option), if any;

(c)	all Shares, Warrants and Rights issued as part of the Public Units and all Shares underlying those Warrants and Rights comprised in such Public Units (which together constitute all of the ordinary shares, warrants or rights to acquire the same in the Company being registered pursuant to the Registration Statement); and

(d)	150,000 ordinary shares (with an additional of up to 170,000 ordinary shares if the Over-Allotment Option is exercised in full) to be issued to the Representative and/or its designees (the Representative Shares).

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

This opinion is given in accordance with the terms of the legal matters section of the Registration Statement. All capitalised terms used in this opinion have the respective meanings set forth in the Registration Statement, except to the extent that a contrary indication or definition appears in this opinion.

2	Documents

2.1	For the purposes of giving this opinion, we have examined copies of the following documents (the Documents):

(a)	the Registration Statement;

(b)	the constitutional documents and public records of the Company obtained from the Company Registrar on 27 September 2024 (the Company Registry Records);

(c)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 27 September 2024 (the Court Records, and each of the searches in (b) and (c) together and including as both updated on 11 May 2026, the Public Records).

(d)	a certificate of incumbency issued by the Company’s registered agent dated 4 May 2026 (the Certificate of Incumbency);

(e)	a certificate of good standing issued by the Company Registrar dated 4 May 2026 (the Good Standing Certificate);

(f)	a copy of the register of directors of the Company dated 17 January 2026 (the Register of Directors);

(g)	a copy of the register of members of the Company dated 10 February 2026 (together with the Register of Directors, the Registers);

(h)	written resolutions of the directors of the Company containing resolutions of the directors of the Company dated 1 October 2024 and 11 May 2026 approving, inter alia, the Registration Statement (together, the Directors’ Resolutions).

2.2	We have not made any enquiries or undertaken any searches concerning, and have not examined any other documents entered into by or affecting the Company or any other person, save for the examinations referred to in paragraph 1 above. In particular, but without limitation, we have not examined any documents referred to within the Registration Statement save as expressly referred to above and our opinion is limited accordingly.

3	Assumptions

This opinion is given only as to the circumstances existing on the date hereof and as to British Virgin Islands law in force on this date. We have relied on the Certificate of Incumbency without further enquiry and upon the following assumptions, which we have not independently verified:

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Assumptions of general application

3.1	All original documents examined by us are authentic and complete.

3.2	All copy documents and counterparts of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3.3	Signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

3.4	The information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records.

3.5	The Company has complied with, or will comply with, its obligation to file (unless the Company is within one of the statutory exceptions to the obligation to file) a financial return pursuant to Section 98A of the BCA (each an Annual Return) with its Registered Agent in respect of each year for which such a return is due within the timeframe prescribed by the BCA, and the Registered Agent has not made any notifications to the Company Registrar of any failure by the Company to file its Annual Return as required and within the time frame prescribed pursuant to Section 98A(4) of the BCA.

3.6	Each of the Good Standing Certificate, the Certificate of Incumbency and the Registers is accurate and complete as at the date of this opinion.

3.7	The Directors’ Resolutions remain in full force and effect, and the directors of the Company acted honestly, in good faith, for a proper purpose and in what the director believed to be the best interests of the Company and in doing so exercised the care, diligence and skill that a reasonable director would exercise in the same circumstances.

Status, authorisation and execution

3.8	All parties to the Documents other than the Company (and other than any party that is an individual) are duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

3.9	All parties to the Documents other than the Company, have the capacity, power and authority to enter into the Documents to which it is a party and to exercise its rights and perform its obligations under such Documents.

3.10	Each Document will be in materially the same form as the last draft examined by us.

3.11	Each Document will be duly authorised by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the British Virgin Islands).

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3.12	No director of the Company has a financial interest in or other relationship to a party to the transaction contemplated by the Documents except as expressly disclosed in the Registration Statement and the Directors’ Resolutions.

3.13	The draft amended and restated memorandum and articles of association appended to the Registration Statement will be adopted by the Company in accordance with the Memorandum and Articles prior to the date that any Units, Shares, Representative Shares, Warrants, Rights, or Over-Allotment Units are issued by the Company.

Illegality

3.14	There is nothing under any law (other than the laws of the British Virgin Islands) that would or might affect the opinions herein and, specifically, we have made no enquiry as to the laws or public policies of the State of New York.

3.15	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the British Virgin Islands. In particular, but without limitation to the previous sentence, the laws or public policies of any jurisdiction other than the British Virgin Islands will not adversely affect the capacity or authority of the Company.

3.16	There are no agreements, documents or arrangements (other than the documents expressly referred to herein as having been examined by us) which materially affect, amend, modify, prevent or inhibit the Documents or the transactions contemplated thereunder or restrict the powers and authority of the directors of the Company or the Company itself in any way.

Approvals, consents and filings

3.17	The Company does not carry on any activities (other than as a consequence of performing its obligations under the Documents) which would require it to be licensed under British Virgin Islands financial services legislation.

No British Virgin Islands establishment

3.18	No party to a Document (other than the Company) will enter into that document or administer the transactions contemplated by the it through a branch or office in the British Virgin Islands.

Economic Substance

3.19	The Company is not resident for tax purposes in a jurisdiction outside the British Virgin Islands and is therefore a legal entity within the scope of the Economic Substance (Companies and Limited Partnerships) Act, 2018 (the Substance Act), but the Company is not undertaking a relevant activity for the purposes of the Substance Act or, if the Company does undertake or proposes to undertake a relevant activity of a type described in the Substance Act, the Company has taken appropriate steps to comply with the economic substance requirements applicable to that activity under the Substance Act.

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No interest in land in the British Virgin Islands

3.20	The Company is not a land owning company for the purposes of Section 242 of the BCA meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands.

4	Opinion

On the basis of the examinations and assumptions referred to above and subject to the qualifications expressed below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA) and is validly existing and and in good standing with the Registrar of Corporate Affairs of the BVI (the Company Registrar) as at the date of the Good Standing Certificate. It is a separate legal entity and is subject to suit and has the capacity to sue in its own name.

Corporate power

(b)	The Company has the capacity and power to exercise its rights and perform its obligations in relation to the Offering under and as described in the Registration Statement.

Shares

(c)	The Shares included in the Public Units and the Representative Shares to be offered and sold by the Company as contemplated by the Registration Statement have been duly authorised for issue and when:

(i)	issued by the Company against payment in full of the consideration therefor in accordance with the terms set out in the Registration Statement and the terms in the underwriting agreement referred to within the Registration Statement and the Company’s then effective memorandum and articles of association; and

(ii)	such issuance of Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

(d)	Any Shares which are to be issued pursuant to the Rights, in each case when such Rights are exercisable under the terms of the rights agreement referred to within the Registration Statement, have been duly authorised for issue and when:

(i)	issued by the Company upon due exercise of the Rights in accordance with the terms of the rights agreement as referred to in the Registration Statement and in accordance with the Company’s then effective memorandum and articles of association; and

(ii)	such issuance of Shares have been duly registered in the Company’s register of members as fully paid shares,

will be, subject to payment of the exercise price therefor under the terms of the Rights, validly issued, fully paid and non-assessable.

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(e)	Any Shares which are to be issued pursuant to the Warrants, in each case when such Warrants are exercisable under the terms of the warrants agreement referred to within the Registration Statement, have been duly authorised for issue and when:

(i)	issued by the Company upon due exercise of the Warrants in accordance with the terms of the warrants agreement as referred to in the Registration Statement and in accordance with the Company’s then effective memorandum and articles of association; and

(ii)	such issuance of Shares have been duly registered in the Company’s register of members as fully paid shares,

will be, subject to payment of the exercise price therefor under the terms of the Warrants, validly issued, fully paid and non-assessable.

No litigation revealed

(f)	Based solely on our review of the Court Records, no litigation was pending against the Company in the High Court of the British Virgin Islands.

No winding-up or insolvency proceedings revealed

(g)	Based solely on our review of the Public Records, no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver in the British Virgin Islands over the Company, or any of its assets, appears on the records maintained by the Company Registrar or the High Court of the British Virgin Islands (in each case to the extent those records are revealed by the Public Records) in respect of the Company.

5	Limitations and Qualifications

Limitations

5.1	We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws) and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands;

(b)	in relation to any representation or warranty made or given by the Company in the Documents or, save as expressly set out herein, as to whether the Company will be able to perform its obligations under the Documents;

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(c)	as to the commerciality of the transactions envisaged in the Documents or, save as expressly stated in this opinion, whether the Documents and the transactions envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the Documents;

(d)	as to whether the acceptance, execution or performance of the obligations of the Company under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Company’s memorandum and articles of association) entered into by or binding on the Company; or

(e)	as to the rights, title or interest of the Company to or in, or the existence of, any property or assets that are the subject of Documents.

Qualifications

Good Standing

5.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

5.3	Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Company Registrar. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

5.4	Under the BCA, an annual financial return, in the prescribed form, must be filed by the Company with its Registered Agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless the Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render the Company liable to a penalty fee and where the Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

5.5	Under the BCA, unless the Company is within one of the statutory exceptions to the obligation to file and is compliant with any conditions for the relevant exception(s) to apply, a copy of the Company’s register of members which is complete and certain prescribed beneficial ownership information for the Company must be filed by the Company at the Registry of Corporate Affairs. Failure to make these filings will render the Company liable to penalty fees and if the filings are not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

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5.6	For the purposes of this opinion “in good standing” means only that the Company Registrar is satisfied that the Company is deemed to be in good standing under Section 235 of the BCA on the date of issue of the Certificate of Good Standing. Notwithstanding any expiry date referred to in the certificate, the Company shall cease to be in good standing under Section 235 of the BCA if the Company Registrar is not, or ceases to be, satisfied that the Company: (i) is on the Register of Companies; (ii) has paid all fees and penalties due and payable; (iii) has filed with the Company Registrar when due a copy of its registers of directors in accordance with and to the extent required by the BCA; and (iv) has filed with the Company Registrar when due a copy of its registers of members in accordance with and to the extent required by the BCA; and (v) has filed with the Company Registrar when due beneficial ownership information in accordance with BCA; and/or where the Company Registrar has received any notification that the Company has failed to file its annual return in accordance with and to the extent required by the BCA. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the BVI other than the BCA. We have made no enquiries into whether the copy of the register of directors, the copy of the register of members or the Company’s beneficial ownership information filed at the Company Registrar matches the details set out on the Certificate of Incumbency or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

Public Records

5.7	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Company Registrar by the Registered Agent of any failure by any Company to file its register of directors, register of members, beneficial ownership information and/or annual return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

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(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act that notice of the appointment of a receiver be registered with the Company Registrar, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver and the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.

Economic Substance

5.8	We express no opinion on the Company’s status under or compliance with the Substance Act. Failure to comply with the Substance Act when it applies could subject the Company to fines and penalties under the Substance Act and, in the event of continued non-compliance, could eventually lead to the Company being struck off and dissolved from the Register of Companies. To the extent that execution and delivery by the Company of the Documents and/or the performance of its obligations thereunder could be regarded as part of a relevant activity or ancillary or incidental thereto, then the opinions given at paragraphs 4(b) (Corporate power) of our letter are qualified accordingly.

6	Governing Law and Reliance

6.1	This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein. This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

6.2	Unless otherwise indicated, all references in this opinion to specific British Virgin Islands legislation shall be to such legislation as amended to, and as in force at, the date hereof.

7	Who can rely on this opinion

7.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier

Ogier

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